Exhibit 99.1
Bally's Partners with Private Investor on an up to $500 Million Sale Leaseback for Future Site of Bally’s Chicago

CHICAGO, IL., November 21, 2022 - Bally's Corporation (NYSE: BALY) today announced that it has closed a transaction with one of Chicago’s leading real estate private equity firms (the “Investor”), whereby such Investor acquired for $200 million, the approximately 30-acre Tribune Publishing Center site (the “Land”) which Bally’s Chicago will be built. Pursuant to the terms of the parties’ agreement, Bally’s entered into a ground lease with the Investor to lease back the Land.
The ground lease includes an initial 99-year term, followed by ten separate 20-year renewals at Bally’s option. As part of the transaction, as specified construction milestones are completed, at Bally’s request, the Investor will fund up to an additional $300 million for Bally’s Chicago’s development through the ground lease structure. The initial rental rate under the ground lease is calculated to yield the Investor an 8.5% annual capitalization rate, adjusting to a 7.0% annual capitalization rate upon the receipt by Bally’s of certain development entitlements and gaming approvals. The rent is also subject to periodic CPI increases.
Soo Kim, Chairman of the Board of Bally’s, said, “We are excited to be partnering with one of Chicago’s leading real estate private equity firms as we progress with building our $1.7 billion flagship property in the Chicago market. We continue to demonstrate our commitment to delivering a world class entertainment facility that supports Chicago’s economy and community.”
Bobby Lavan, Chief Financial Officer of Bally’s, said, “This transaction is an important step in our development plan for Bally’s Chicago as we continue to work towards opening the temporary casino in mid-2023. With this new real estate partnership, Bally’s has ample liquidity on hand to fund Bally’s Chicago without needing to access the capital markets.”
Bally’s has the option to repurchase the Land from the Investor at a fixed capitalization rate during years four through eight of the lease term. In addition, if certain milestones are not achieved or Bally’s defaults under the lease, the Investor may require Bally’s to reacquire the Land at a specified price.
About Bally’s Chicago
Bally's Chicago is a $1.7 billion destination casino, entertainment and hotel offering that will showcase "The Best of Chicago" arts and culture, food and sports, and curated dining and entertainment experiences. Located on the 30-acre Chicago Tribune Publishing Center at the intersection of Chicago Avenue and Halsted Street, Bally's Chicago will transform this currently underutilized site into a major economic driver for the city.
Among other features and amenities, Bally's Chicago will include 3,400 slots, 170 table games, 10 food and beverage venues, a 500-room hotel tower with rooftop bar, a 3,000 seat / 65,000 square foot entertainment center, a 20,000 square foot exhibition, outdoor music venue, and outdoor green space including an expansive public riverwalk with a water taxi stop. The project also provides Bally's with the exclusive right to operate a temporary casino for up to three years while the permanent casino resort is constructed.
For more information on Bally's Chicago, visit www.ballyschicago.com.

About Bally’s Corporation
Bally’s Corporation is a global casino-entertainment company with a growing omni-channel presence of Online Sports Betting and iGaming offerings. It currently owns and manages 15 casinos across 10 states, a horse racetrack in Colorado and has access to OSB licenses in 18 states. It also owns Bally's Interactive International, formerly Gamesys Group, a leading, global, online gaming operator, Bally Bet, a first-in-class sports betting platform and Bally Casino, a growing iGaming platform.
With 10,500 employees, Bally's casino operations include approximately 15,000 slot machines, 600 table games and 5,300 hotel rooms. Upon completing the construction of a temporary casino facility in Chicago, IL and a land-based casino near the Nittany Mall in State College, PA, Bally's will own and manage 17 casinos across 11 states. Its shares trade on the New York Stock Exchange under the ticker symbol "BALY".
Investor Contact
Robert Lavan
Chief Financial Officer
401-475-8564
InvestorRelations@ballys.com

Media Contact
Richard Goldman
Kekst CNC
646-847-6102
BallysMediaInquiries@kekstcnc.com